UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 18, 2013

BANCORP OF NEW JERSEY, INC.

(Exact Name of Issuer as Specified in Charter)

NEW JERSEY	001-34089	20-8444387
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1365 PALISADE AVENUE

FORT LEE, NEW JERSEY 07024

(Address of Principal Executive Offices)

(201) 944-8600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2013, the board of directors of Bancorp of New Jersey, Inc. (the “Company”), the holding company for Bank of New Jersey (the “Bank”), promoted Michael Lesler to President and Chief Executive Officer of the Company and the Bank effective December 18, 2013. Mr. Lesler has been President and Chief Operating Officer of the Company and the Bank since June 24, 2009, and prior to that served as an Executive Vice President and the Chief Financial Officer of the Company and the Bank since 2006. In his new role, Mr. Lesler will perform the functions of the principal executive officer and will continue to perform the functions of principal operating officer of the Company. He will cease to serve as the principal financial and principal accounting officer of the Company.

Additional information regarding Mr. Lesler and his background is included under the heading “Election of Directors – Nominees for Director - Term Expiring In 2016” in the Company’s definitive proxy statement for its 2013 annual meeting of shareholders, filed with the U.S. Securities and Exchange Commission on April 21, 2009, and is incorporated herein by reference.

On December 18, 2013, the board of directors of the Company promoted Richard Capone to Senior Vice President and Chief Financial Officer of the Company and the Bank effective December 18, 2013. Mr. Capone, age 64, has been a Senior Vice President and the Controller of the Bank since August 2009, and prior to that was an officer of Northern State Bank, as Executive Vice President and Chief Financial Officer from April 2008, and Senior Vice President and Chief Financial Officer from March 2007 until April 2008. In his new role with the Company, Mr. Capone will perform the functions of principal financial and principal accounting officer.

Mr. Capone currently receives a base salary and is eligible to participate in the benefit plans offered to the Bank’s employees, generally, such as medical insurance, group term life insurance and a 401(k) plan. He is eligible to receive discretionary bonus payments and awards under the Company’s 2011 Equity Incentive Plan.

Mr. Lesler and Mr. Capone will continue to be employed under their existing compensation arrangements. Neither was appointed to his new position pursuant to any arrangement between him and any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP OF NEW JERSEY, INC.

Date: December 23, 2013	By:	/s/ Richard Capone
	Name: Title:	Richard Capone Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)